EMPLOYMENT AND NONCOMPETITION AGREEMENT

THIS EMPLOYMENT AND NONCOMPETITION AGREEMENT (this "Agreement"), dated June 20, 2007 (the "Effective Date"), is between Arnold Transportation Services, Inc., a Pennsylvania corporation (the "Company"), and Michael S. Walters, an individual (the "Employee").

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, and for other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the Company and the Employee hereby agree as follows:

ARTICLE I

EMPLOYMENT AND TERM

Section 1.1.                                Employment; Duties.  The Company hereby agrees to employ the Employee, and the Employee hereby accepts employment with the Company, upon the terms set forth in this Agreement.  The Employee shall serve as the Company's Chief Executive Officer.  During the Term (as defined in Section 1.2 hereof), the Employee shall devote substantially all of his working time, attention, skill, and reasonable best efforts to the performance of his duties hereunder in a manner which will faithfully and diligently further the business and interests of the Company.  Employee shall report directly Max Fuller, the Chief Executive Officer of U.S. Xpress Enterprises, Inc.  The Employee agrees to abide by the rules, regulations, instructions, personnel practices, and policies of the Company and any changes therein which may be adopted from time to time by the Company and of which Employee has received notice.

Section 1.2.                                Term.  This Agreement shall commence on the Effective Date and shall continue until December 31, 2009 (the " Original Term"), unless earlier terminated as provided in Article III hereof.  The duration of this Agreement is referred to herein as the “Term.”

ARTICLE II

COMPENSATION

Section 2.1.                                Salary.  Subject to Section 3.2 hereof, the Company shall pay the Employee a salary at an annual rate of $345,000, effective April 1, 2007,  during year one of the Term of this Agreement, subject to increase as of April 1, 2008 and at the discretion of the Board of Directors of the Company (the "Board") in accordance with Section 6.12(b) of the Stockholders Agreement (as defined below).  Such salary shall be paid at such times and in such increments as are consistent with the Company's regular payroll procedures for other comparable full-time employees of the Company.  In addition, Employee shall participate in the Company’s bonus plan at the executive level.

Section 2.2.                                Benefits.  Subject to the terms of applicable benefit plan documents, during the Term of this Agreement the Company shall provide the Employee with such health and welfare, retirement savings plan, and other benefits as are generally provided by the Company to other senior officers of the Company.  The Company also shall adopt a bonus plan for the Employee with such bonus targets and opportunities as may be established from time to time in accordance with Section 6.12(b) of the Stockholders' Agreement.  The Company may alter, modify, add to, or delete such benefits as they apply to its employees (including the Employee) at such times and in such manner as the Company determines appropriate, without recourse by the Employee.

Section 2.3.                                Deductions.  The Company may withhold from any salary or benefits payable or otherwise conferred by this Agreement all federal, state, city, or other taxes as shall be required pursuant to any federal, state, city, or other laws or regulations.

Section 2.4    Indemnification.  Regarding Employee’s status as an officer, director, employee and/or representative of any of the Company or its affiliates, the Company shall provide Employee with the same indemnification and expense advancement rights provided to all officers and members of the Board of Directors of the Company pursuant to the terms of the Stockholders’ Agreement.

Section 2.5                                Reimbursement of Expenses.  The Company shall pay or reimburse the Employee for all reasonable travel and other expenses incurred or paid by him during the Term in connection with the performance of duties under this Agreement, in accordance with the Company's reimbursement policies and upon submission of satisfactory evidence thereof.

ARTICLE III

TERMINATION OF EMPLOYMENT

Section 3.1.                                Employment Termination.

(a)  Death or Disability.  In the event the Employee dies or becomes disabled during the Term, his employment hereunder shall automatically terminate.  For the purpose of this Agreement, "disability" or "disabled" shall mean the good faith determination of a medical doctor selected by the Company and the Employee that the Employee was or will be unable or unwilling to perform his duties under this Agreement due to physical or mental illness or disease or for other causes beyond the Employee's control for sixty (60) consecutive days, or ninety (90) days in any twelve (12) month period.

(b)  By the Company for Cause.  The Company may terminate the Employee's employment hereunder for "Cause" immediately upon written notice to the Employee, with any determination of "Cause" being made as set forth in Section 6.12(b) of the Second Amended and Restated Stockholders’ Agreement dated June 20, 2007, among ATS Acquisition Holding Co., the Investor named therein, and the Management Stockholders named therein (as amended, the "Stockholders' Agreement").  The following shall constitute "Cause" for termination:

(i)  The Employee's falsification of the accounts of the Company, embezzlement of funds or other assets of the Company, or other similar fraud or dishonesty with respect to the Company or any of its affiliates that causes or could reasonably be expected to cause actual harm to the Company or any of its affiliates;

(ii)  Any material breach of this Agreement (it being expressly understood that any violation of the covenants or obligations contained in Articles IV and V hereof shall be deemed a material breach hereof) which, if capable of cure, is not cured within ten (10) days of receipt of written notice of such breach by the Employee;

(iii)  Conviction of, or entry of a plea of guilty or nolo contendere to charges of, any crime involving moral turpitude or dishonesty (it being understood that, for instance, violation of a motor vehicle code does not constitute such crime);

(iv)  Conviction of, or entry of a plea of guilty or nolo contendere to charges of, any felony or other crime which has or may have a materially adverse effect on the Employee's ability to carry out his duties under this Agreement or on the reputation or business activities of the Company or its affiliates;

(v)  Actions or failures to act constituting negligence by the Employee in the performance of his duties hereunder or failure by the Employee to perform his duties hereunder, each after the Employee has not cured such actions or failure to act within thirty (30) days after written request by the Board to do so;

(vi)  The Employee's breach of a fiduciary duty owed to the Company, its shareholders, or any of its affiliates involving duty of care, duty of loyalty, corporate opportunity, or similar doctrines as determined in good faith by the Board; and

(vii)  Any public disparagement of the Company, its affiliates, or their officers or directors.

(c)  At the Election of the Company without Cause.  The Company may terminate the Employee's employment hereunder without Cause at any time upon ten (10) days' prior written notice to the Employee.

Section 3.2.                                Effect of Termination.

(a)  Termination for Death or Disability.  If the Employee's employment is terminated by death or because of disability pursuant to Section 3.1(a) hereof, the Company shall pay to the estate of the Employee or to the Employee, as the case may be, the salary accrued under this Agreement through the date on which termination due to death or disability occurs.

(b)  Termination for Cause or at the Election of the Employee.  In the event that the Employee's employment is terminated by the Company for Cause pursuant to Section 3.1(b) hereof or at the election of the Employee pursuant to Section 3.1(c) of this Agreement, the Company shall pay to the Employee the salary accrued under this Agreement through the last day of his actual employment by the Company.

(c)  Termination at the Election of the Company without Cause.  In the event that the Company terminates the Employee without Cause pursuant to Section 3.1(c) hereof, the Company shall pay to the Employee the salary payable to him under this Agreement through the remaining Original Term or then current Renewal Term of this Agreement.

Section 3.3.                                Survival.  Notwithstanding termination of this Agreement as provided in this Article III hereof, the rights and obligations of the Employee and the Company under Articles IV, V, and VI, of this Agreement shall survive termination.

ARTICLE IV

NONCOMPETITION

Section 4.1.                                Covenant Not to Compete and Nonsolicitation Covenant.  As an inducement for the Company to enter into this Agreement, the Employee agrees to the following covenants, whose terms (the "Restrictive Provisions") are set forth below:

(a)            Covenant Not to Compete.  During the Noncompete Term, as defined below, the Employee shall not, directly or indirectly, own, manage, operate, finance, control, invest, engage, or participate in the ownership, management, operation, financing, or control of any business providing freight transportation services (dedicated or otherwise) by use of dry van trailer equipment or freight containers, either over-the-road or via intermodal service, directly or through any brokerage, logistics, leasing, or other indirect arrangement (including the engagement of independent contractors) in the United States of America; nor shall the Employee be employed by, associated with, or in any manner connected with, lend his name or any similar name to, lend his credit to, render services of any nature for, or provide advice to such business.

(b)           Nonsolicitation Covenant.  During the Noncompete Term as defined below, the Employee shall not, directly or indirectly, (i) whether for his own account or for the account of any other person (other than the Company and its affiliates), solicit business of the same or similar type being carried on by the Company or any of its affiliates from any person or entity that is or was during the Noncompete Term a customer of the Company or any of its affiliates; (ii) whether for his own account or the account of any other person (other than the Company and its affiliates), solicit, employ, or otherwise engage as an employee, independent contractor, or otherwise any person who is or was during the Noncompete Term an employee or independent contractor of the Company or any of its affiliates or in any manner induce or attempt to induce any employee or independent contractor of the Company or any of its affiliates to terminate his or her employment or contract with the Company or any such affiliate; or (iii) publicly disparage the Company or any of its affiliates, shareholders, directors, officers, employees, or agents.

(d)  Limited Exception.  Notwithstanding anything to the contrary above, this Section 4.1 shall not prohibit the ownership by the Employee of up to (but not more than) one percent (5%) of the publicly traded securities of any business specified in Section 4.1(a) or 4.1(b) above (but without otherwise participating in the activities of such business).

Section 4.2.     Duration of Covenant Not to Compete.  The restrictions contained in Section 4.1 shall apply to Employee from the date hereof to ((a) the first anniversary of the expiration of the Term of this Agreement, or (b) the first anniversary of Employee’s termination pursuant to Section 3.1(b) or 3.1(c) (the “Noncompete Term”).

Section 4.3.                                Consideration for Covenant Not to Compete and Nonsolicitation Covenant.  In addition to the consideration to be received by the Employee during the Term of this Agreement and in exchange for the continuous performance of his obligations under Sections 4.1(a) and 4.1(b), the Employee shall continue to receive the salary he was receiving as of the date of termination of his employment until the end of the Noncompete Term.  In the event Employee is terminated pursuant to Section 3.1(c), Employee shall be entitled to receive the salary he was receiving as of the date of termination of his employment until the later of the end of the Term of this Agreement or the end of the Noncompete Term.  The Employee acknowledges that such consideration constitutes sufficient and adequate consideration for the Employee's agreement to the Restrictive Provisions.  The Employee further acknowledges that, given the nationwide character of the Company's business, the Restrictive Provisions and their geographic area and duration are reasonable.

Section 4.4.                                Enforceability.  If any of the Restrictive Provisions is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time, over too great a range of activities, or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities, or geographic area as to which it may be enforceable.

Section 4.4.                                Specific Performance.  The Restrictive Provisions are necessary for the protection of the business and goodwill of the Company and are considered by the Employee to be reasonable to accomplish such purpose.  The Employee agrees and acknowledges that any breach of the Restrictive Provisions would cause the Company substantial and irreparable damage and therefore, in the event of any such breach, in addition to such other remedies which may be available in law, the Company shall have the right to seek specific performance, injunction, or any other equitable relief, and if the Company prevails in a proceeding to remedy a breach under the Restrictive Provisions, the Company shall be entitled to receive its reasonable attorneys' fees, expert witness frees, and out-of-pocket costs incurred in connection with such proceeding, in addition to any other relief they may be granted.

ARTICLE V

CONFIDENTIAL INFORMATION

Section 5.1.                                Definition of Confidential Information.  For purposes of this Agreement, "Confidential Information" shall include all information (whether or not patentable and whether or not copyrightable) owned, possessed, or used by the Company, including, without limitation, any data, formula, know-how, vendor information, customer information, driver information, pricing information, employee information, trade secret, process, design, sketch, photograph, graph, drawing, sample, invention, idea, research, report, software, software documentation, hardware design, technology, marketing or business plan, forecast, unpublished financial statement, budget, and other information, however documented, of a confidential nature, including any analysis, compilation, study, summary, and other material prepared by or for the Company containing or based, in whole or in part, upon any information included in the foregoing, that is communicated to, learned of, developed, or otherwise acquired by the Employee in the course of his employment by the Company.

Section 5.2.                                Nondisclosure of Confidential Information.  The Employee acknowledges and agrees that the protection of the Confidential Information is necessary to protect and preserve the value of the Company's business.  Therefore, the Employee agrees not to disclose to any unauthorized persons or use for the benefit of any third party any Confidential Information, whether or not such information is embodied in writing or other physical form or is retained in the memory of Employee, without the Company's prior written consent, unless (i) such Confidential Information is or becomes generally known to and available for use by the public other than as a result of the fault of the Employee, or the fault of any other Person known by the Employee to be bound by a duty of confidentiality to the Company, or (ii) the Employee is compelled by law, rule, regulation, a court of competent jurisdiction or a governmental agency to disclose such Confidential Information.  The Employee agrees to deliver to the Company upon termination of this Agreement, and at any other time the Company may request, all records, files, memoranda, notes, data, reports and other documents (and all copies or reproductions of all of the foregoing) containing or based upon the Confidential Information.

ARTICLE VI

MISCELLANEOUS

Section 6.1.                                Entire Agreement.  This Agreement and the Stockholders Agreement contain the entire understanding of the parties with respect to the matters contained herein and supersede all previous commitments, agreements, and understandings between the parties with respect to such matters.  There are no oral understandings, terms, or conditions, and no party has relied upon any representation, express or implied, not contained in this Agreement.

Section 6.2.                                Amendments.  This Agreement may not be amended in any respect whatsoever, nor may any provision hereof be waived by any party, except by a further agreement, in writing, fully executed by each of the parties.

Section 6.3.                                Successors.  This Agreement shall be binding upon and inure to the benefit of the parties and to their respective heirs, personal representatives, successors and assigns, executors and/or administrators; provided, that (a) the Employee may not assign his rights hereunder (except by will or the laws of descent) without the prior written consent of the Company and (b) the Company may not assign its rights hereunder without the prior written consent of the Employee which will not be unreasonably withheld; provided, however, that the Company may assign this Agreement without the consent of the Employee in connection with any sale or reorganization of the Company.

Section 6.4.                                Captions.  The captions of this Agreement are for convenience and reference only and in no way define, describe, extend, or limit the scope or intent of this Agreement or the intent of any provision contained in this Agreement.

Section 6.5.                                Notice.  Any notice or communication must be in writing and given by depositing the same in the United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same by hand delivery (including by a nationally recognized overnight carrier) or by fax or by deposit with a reputable overnight courier.  Such notice shall be deemed received on the date on which it is delivered or faxed (with confirmation received), three (3) business days after deposit in the United States mail as set forth above, or the next business day after deposit with a reputable overnight courier.  For purposes of notice, the addresses of the parties shall be:

If to the Employee:                                                              Mike Walters
Arnold Transportation Services, Inc.
9523 Florida Mining Road
Jacksonville, FL 32257
Fax:

If to the Company:	Arnold Transportation Services, Inc.
9523 Florida Mining Road
Jacksonville, FL 32257
Attention:
Fax:

Any party may change its address for notice by written notice given to the other party in accordance with this Section 7.5.

Section 6.6.                                Counterparts.  This Agreement may be executed simultaneously in any number of counterparts, via facsimile or otherwise, each of which counterparts when so executed and delivered shall be taken to be an original, but such counterparts shall together constitute but one and the same document.

Section 6.7.                                Severability.  If any provision of this Agreement is held illegal, invalid or unenforceable, such illegality, invalidity, or unenforceability shall not affect any other provision hereof.  Such provision and the remainder of this Agreement shall, in such circumstances, be modified to the extent necessary to render enforceable the remaining provisions hereof.

Section 6.8.                                Applicable Law.  This Agreement shall be governed by, construed and enforced in accordance with the laws of the State of Florida, without regard to principles of comity or conflicts of laws provisions of any jurisdiction.

Section 6.9.                                Construction.  The language contained in this Agreement shall be deemed to be approved by both parties hereto and no rule of strict construction shall be applied against any party.  Unless otherwise expressly provided, the words "hereof" and "hereunder" and similar references refer to this Agreement in its entirety and not to any specific part hereof.

Section 6.10.                                Genders.  Any reference to the masculine gender shall be deemed to include feminine and neuter genders, and vice versa, and any reference to the singular shall include the plural, and vice versa, unless the context otherwise requires.

Section 6.11.                                Right to Offset.  The Company may exercise a right of offset at any time and from time to time against any amounts payable under this Agreement to the extent the Employee is indebted to the Company or any of its affiliates.

Section 6.12.                                Waiver.  The failure of either party to insist upon strict performance of any of the terms or conditions of this Agreement shall not constitute a waiver of any of its rights hereunder.

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IN WITNESS WHEREOF, the parties hereto have caused this Employment and Noncompetition Agreement to be duly executed as of the date first set forth above.

THE COMPANY

Date June 21, 2007	By:	/s/ RAY M. HARLIN
Ray M. Harlin
Chief Financial Officer

THE EMPLOYEE

By:	/s/ MICHAEL S. WALTERS
Michael S. Walters